Exhibit 10.10

Pluri Inc.

RESTRICTED STOCK UNITS AGREEMENT

Amended and Restated 2016 Equity Compensation Plan

Made as of ______________

BETWEEN:	Pluri Inc.

A corporation incorporated under the laws of the State of Nevada, USA

(hereinafter the “Company”)

AND:

Name:

ID:

Address:

(hereinafter the “Participant”)

WHEREAS	On March 29, 2016, the Company duly adopted and the Compensation Committee approved the 2016 Equity Compensation Plan and on May 31, 2016, the Company’s stockholders approved the adoption of the 2016 Equity Compensation Plan. On March 12, 2025, and on March 13, 2025, the Compensation Committee of the Board and the Board, respectively, adopted the Amended and Restated 2016 Equity Compensation Plan and on June 30, 2025, the Company’s stockholders approved the adoption of the Amended and Restated 2016 Equity Compensation Plan, a copy of which has been made available to the Participant, forming an integral part hereof (the “Plan”); and -

WHEREAS	Pursuant to the Plan, the Company has decided to grant Restricted Stock Units of the Company to the Participant, as detailed within Exhibit A, and the Participant has agreed to such grant, subject to all the terms and conditions as set forth in the Plan and as provided in this Restricted Stock Units Agreement (the “Agreement”);

NOW, THEREFORE, it is agreed as follows:

1.	Preamble and Definitions

1.1.	The preamble to this Agreement constitutes an integral part of this Agreement, as do the terms of the Plan.

1.2.	Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Plan.

2.	Grant of Restricted Stock Units

2.1.	The Company hereby grants to the Participant the number of Restricted Stock Units as set forth in Exhibit A hereto, subject to the terms and the conditions as set forth in the Plan and as provided herein.

2.2.	The Participant is aware that the Company intends in the future to issue additional shares and to grant additional options to various entities and individuals, as the Company in its sole discretion shall determine.

3.	Section 102 Awards; Trustee and Holding Period

This Section 3 applies only if the Restricted Stock Units are designated as Approved 102 Awards in Exhibit A. In accordance with Section 102(b)(2) of the Israeli Income Tax Ordinance 1961, as amended (the “Ordinance”), the Restricted Stock Units and any Common Shares issued upon settlement thereof will be allocated or issued to, and held by, the Trustee for the benefit of the Participant for the holding period required under Section 102 of the Ordinance and the regulations, rules, orders or procedures promulgated thereunder (the “Section 102 Holding Period”).

(a)	Section 102 Holding Period. During the Section 102 Holding Period, currently twenty-four (24) months from the Grant Date, neither the Participant nor any permitted transferee may sell, transfer, release, assign, pledge, encumber or otherwise dispose of the Restricted Stock Units or any Common Shares issued upon settlement thereof (collectively, the “Section 102 Securities”), or instruct, authorize or grant a power of attorney to the Trustee or any other Person to do so, except as expressly permitted under Section 102, any applicable tax ruling, the applicable trustee agreement or Applicable Laws. Notwithstanding the foregoing, transfers by will or under applicable laws of descent and distribution are permitted to the extent permitted under Section 102 and Applicable Laws

(b)	End of Section 102 Holding Period. Upon expiration of the Section 102 Holding Period, and subject to the Plan, this Agreement, Section 102, any applicable tax ruling and the applicable trustee agreement, the Trustee may release or transfer to the Participant the Common Shares issued upon settlement of vested Restricted Stock Units, subject to the Participant’s full payment or satisfaction of all applicable tax liabilities and other tax-payment obligations. The Participant may thereafter sell or otherwise dispose of those Common Shares, subject to the Plan and this Agreement, including any transfer restrictions, trading restrictions and Applicable Laws. For clarity, expiration of the Section 102 Holding Period does not accelerate vesting or settlement, or otherwise affect the Participant’s entitlement to any Restricted Stock Units or Common Shares, each of which remains subject to the applicable terms and conditions of the Plan and this Agreement.

4.	Vesting; Period

Subject to the provisions of the Plan, Restricted Stock Units shall vest according to the Vesting Dates set forth in Exhibit A hereto, provided that the Participant is an employee of or providing services to the Company and/or its Affiliates through the applicable Vesting Date. Except as otherwise determined by the Plan Administrator pursuant to Section 7.1(f) of the Plan, any unvested Restricted Stock Units will terminate immediately upon the Participant’s termination of employment or service in accordance with Section 7.1(g)(iv) of the Plan. In the event of any conflict between this Agreement (including Exhibit A) and the Plan, the Plan will govern.

5.	Adjustments

Notwithstanding anything to the contrary in Section 7.1 (g) of the Plan and in addition thereto, the vesting of the Restricted Stock Units shall accelerate, subject to the Company’s then-applicable policy regarding Directors Ongoing Compensation, and the approval of the Plan Administrator, in the following circumstances: (i) in case of the termination by the Company of the Participant’s employment or service arrangement with the Company or any subsidiary, for reasons other than Justifiable Cause, 100% of any unvested Restricted Stock Units; (ii) in case of the termination by the Participant of the Participant’s employment or service arrangement by with Company or any subsidiary, 50% of any unvested Restricted Stock Units at the discretion of the Board of the Company; and (iii) in the event of a Change of Control (as hereinafter defined) of the Company, and provided the Participant is still employed or providing services to the Company or a subsidiary, 100% of any unvested Restricted Stock Units, provided that such acceleration shall take place as of the date which is ten (10) days prior to the effective date of the Change of Control and the Committee shall notify the Participant that the unvested Restricted Stock Units are fully vested for a period of ten (10) days from the date of such notice.

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following: (i) any one person, or more than one person acting as a group or in concert, acquires beneficial ownership of stock of the Company that, together with stock held by such person or group, constitutes more than thirty percent (30%) of the total voting power of the stock of the Company; (ii) any consolidation or merger of the Company into another corporation or entity where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, securities representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the surviving corporation (or of its ultimate parent corporation, if any); (iii) the sale, lease or other transfer of all or substantially all of the Company’s assets to an independent, unaffiliated third party in a single transaction or a series of related transactions; or (iv) the date that fifty percent (50%) or more of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by fifty percent (50%) or more of the members of the Company’s Board of Directors prior to the date of the appointment or election.

6.	Restrictions on Transfer of Restricted Stock Units

6.1.	The transfer of Restricted Stock Units shall be subject to the limitations set forth in the Plan and in the Company’s Articles of Association and any shareholders’ agreement to which the holders of ordinary shares of the Company are bound.

6.2.	With respect to any Approved 102 Awards, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Participant shall not sell or release from trust any Restricted Stock Units, until the lapse of the Section 102 Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Section 102 Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder will apply to and will be borne by such Participant.

6.3.	With respect to Unapproved 102 Awards, if the Participant ceases to be employed by the Company or any Affiliate, the Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

6.4.	The Participant shall not dispose of any Shares in transactions which violate, in the opinion of the Company, any applicable laws, rules and regulations.

6.5.	The Participant agrees that the Company shall have the authority to endorse upon the certificate or certificates representing the Shares such legends referring to the foregoing restrictions, and any other applicable restrictions as it may deem appropriate (which do not violate the Participant’s rights according to this Restricted Stock Units Agreement).

7.	Taxes; Indemnification

7.1.	Any tax consequences arising from this grant, from the settlement of Restricted Stock Units and any shares underlying the Restricted Stock Units, or from any other event or act of the Company, its Affiliates, the Trustee or the Participant under this Agreement, will be borne solely by the Participant. The Company, its Affiliates and the Trustee may withhold taxes in accordance with Applicable Laws, including withholding taxes at source. the Participant agrees to indemnify the Company, its Affiliates and the Trustee and hold them harmless from any and all liability for any such tax or interest or penalty thereon, including liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

7.2.	neither the Company nor the Trustee will be required to issue, transfer, deliver or release any Shares upon settlement of the Restricted Stock Units until the Participant has fully satisfied all applicable tax liabilities and other payments required under the Plan or this Agreement.

7.3.	The grant and settlement of the Restricted Stock Units and the receipt or disposition of any Shares underlying the Restricted Stock Units may result in tax consequences. THE PARTICIPANT IS ADVISED TO CONSULT A TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING THIS AWARD OR DISPOSING OF THE SHARES.

7.4.	With respect to Approved 102 Restricted Stock Units, the Participant acknowledges that the Participant is familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, including the type of Award granted under this Agreement and the tax implications applicable to that grant. The Participant accepts the provisions of the trust agreement between the Company and the Trustee and agrees to be bound by its terms.

8.	Participant’s Representations

8.1.	The Participant hereby agrees that the terms of section 102 of the Ordinance shall apply regarding to the Restricted Stock Units granted.

8.2.	The Participant is obliged not to sell or remove from the Trustee the Restricted Stock Units granted to him/her prior to the end of restricted period as defined by Section 102.

8.3.	The Participant is aware of the directives set forth in Section 102, and of the tax route that was chosen under Section 102 and its implications.

8.4.	The Participant hereby accepts the terms of the Trust Agreement signed between the Company and the Trustee.

8.5.	Notwithstanding anything to the contrary, in case that a Participant is entitled to receive dividend in cash, the proceeds of such dividend may be wired to the Participant, after deduction of all applicable taxes.

8.6.	The Participant agrees to execute any documents and provide any information required by Applicable Laws, the Plan, the Corporation’s Articles of incorporation or bylaws, the Trustee or the Plan Administrator in connection with the grant, vesting, settlement or administration of the Restricted Stock Units.

9.	Miscellaneous

9.1.	Confidentiality. The Participant shall regard the information in this Agreement and its exhibits attached hereto as confidential information and the Participant shall not reveal its contents to anyone except when required by law or for the purpose of gaining legal or tax advice.

9.2.	Continuation of Employment or Service. Neither the Plan nor this Agreement shall impose any obligation on the Company or an Affiliate to continue the Participant’s employment or service and nothing in the Plan or in this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company and/or an Affiliate or restrict the right of the Company or an Affiliate to terminate such employment or service at any time.

9.3.	Settlement. On the vesting date of a Restricted Stock Unit, unless otherwise noted in this Agreement (and in no event later than the fifteenth (15th) day of the third (3rd) month following the close of the year in which vesting under this Agreement occurs or, if later, the close of the year specified by the Plan Administrator in this Agreement), the Corporation will transfer to the Participant, in settlement of the Award, one (1) unrestricted, fully transferable, fully paid and non-assessable Common Share, or the cash equivalent of the Fair Market Value thereof, for each Restricted Stock Unit scheduled to be paid on that date and not previously forfeited.

9.4.	Entire Agreement. This Agreement, together with Exhibit A, constitutes the entire agreement between the Participant and the Company with respect to the Restricted Stock Units granted under this Agreement and supersedes all prior agreements, understandings and arrangements, oral or written, between the Participant and the Company with respect to its subject matter. This Agreement is subject to the Plan.

9.5.	Failure to Enforce - Not a Waiver. The failure of any party to enforce at any time any provisions of this Agreement or the Plan shall in no way be construed to be a waiver of such provision or of any other provision of this Agreement or the Plan.

9.6.	Provisions of the Plan. The Restricted Stock Units are granted pursuant to the Plan, and the Restricted Stock Units and this Agreement are in all respects governed by and subject to the terms and provisions of the Plan. Any interpretation of this Agreement will be made in accordance with the Plan. in the event of any conflict between this Agreement and the Plan, the Plan will prevail.

9.7.	Binding Effect. The Plan and this Agreement shall be binding upon the heirs, executors, administrators and successors of the parties.

9.8.	Notices. All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered mail or delivered by email or facsimile with written confirmation of receipt to the Participant and/or to the Company at the addresses shown on the letterhead above, or at such other place as the Company may designate by written notice to the Participant. The Participant is responsible for notifying the Company in writing of any change in the Participant’s address, and the Company shall be deemed to have complied with any obligation to provide the Participant with notice by sending such notice to the address indicated herein.

9.9.	Data Privacy; Data Transfer. Information related to the Participant and Award(s) hereunder, as shall be received from Participant or others, and/or held by, the Company or its Affiliates from time to time, and which information may include sensitive and personal information related to the Participant (“Information”), will be used by the Company or its Affiliates (or third parties appointed by any of them, including the Trustee) to comply with any applicable legal requirement, or for administration of the Plan as they deems necessary or advisable, or for the respective business purposes of the Company or its Affiliates (including in connection with transactions related to any of them). The Company and its Affiliates shall be entitled to transfer the Information among the Company or its Affiliates and to third parties for the purposes set forth above, which may include persons located abroad (including, any person administering the Plan or providing services in respect of the Plan or in order to comply with legal requirements, or the Trustee, their respective officers, directors, employees and representatives, and the respective successors and assigns of any of the foregoing), and any person so receiving Information shall be entitled to transfer it for the purposes set forth above. The Company shall use commercially reasonable efforts to ensure that the transfer of such Information shall be limited to the reasonable and necessary scope. By receiving an Award hereunder, Participant acknowledges and agrees that the Information is provided at Participant’s free will and that Participant hereby consents to the storage and transfer of the Information as set forth above.

Pluri Inc.
By:
Title:

I, the undersigned, hereby acknowledge receipt of a copy of the Plan and related ancillary documents and accept the Restricted Stock Units subject to all of the terms and provisions thereof. I have reviewed the Plan and this Restricted Stock Units Agreement in its entirety, and fully understand all provisions of this Agreement. I agree to notify the Company upon any change in the residence address indicated herein.

Date	Participant’s Signature

EXHIBIT A

TERMS OF THE RESTRICTED STOCK UNITS AWARD

Name of the Participant:
Date of Grant:
Designation:
Plan:	Amended and Restated 2016 Equity Compensation Plan
Number of Restricted Stock Units granted:
Par Value:	$0.00001 per share
Vesting Dates:
Restrictions:	Unvested Restricted Stock Units are not eligible for dividends and will not have any voting rights.